Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2006 Equity Incentive Plan, 2016 Equity Incentive Plan, 2019 Employee Stock Purchase Plan, and 2019 Equity Incentive Plan of Bill.com Holdings, Inc. of our report dated September 5, 2019, (except for the 6th paragraph of Note 1, as to which the date is November 27, 2019), with respect to the consolidated financial statements of Bill.com Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-234730) and related Prospectus of Bill.com Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

December 11, 2019